Exhibit 99

Dillard's, Inc. Reports First Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--May 15, 2009--Dillard's, Inc. (NYSE:DDS) (the "Company" or "Dillard's") announced operating results for the thirteen weeks ended May 2, 2009. This release contains certain forward-looking statements. Please refer to the Company's cautionary statement regarding forward-looking information included below under "Forward-Looking Information."

Net income for the thirteen weeks ended May 2, 2009 was $7.7 million ($0.10 per share) compared to net income for the thirteen weeks ended May 3, 2008 of $2.7 million ($0.04 per share). Included in net income for the thirteen weeks ended May 2, 2009 is a pretax gain of $1.5 million ($0.9 million after tax or $0.01 per share) related to the repurchase of certain unsecured notes. (See Interest and Debt Expense/Note Repurchase below.) Included in net income for the thirteen weeks ended May 3, 2008 are asset impairment and store closing charges of $0.9 million ($0.6 million after tax or $0.01 per share).

Dillard's Chief Executive Officer, William Dillard, II, commented, "We are pleased with our results for the first quarter considering the economic conditions in which we are operating. Our aggressive efforts with regard to inventory management, expense reduction and cash conservation clearly benefited us during the quarter. We are particularly encouraged by our inventory management, which resulted in improved gross margin from retail operations of 150 basis points of sales during the quarter and a comparable store inventory decline of 17%. Additionally, we reduced first quarter operating expenses by $67 million. We will continue to maintain our conservative fiscal posture while focusing on further improving our merchandise assortments to position Dillard’s well for the long term.”

Highlights of the thirteen weeks ended May 2, 2009 include:

  Inventory reduction of $371.3 million (18%) compared to the first quarter of 2008. Inventory in comparable stores declined 17%.
  Improved merchandise gross margin performance of 150 basis points of sales.
  Year over year debt reduction of $210.0 million following the repurchase of $5.0 million (face amount) of 9.125% unsecured notes.
  Positive cash flow from operations of $43.9 million compared to $36.5 million for the thirteen weeks ended May 3, 2008.
  Operating expense savings of $66.6 million.

Revenues

Net sales for the thirteen weeks ended May 2, 2009 were $1.474 billion compared to net sales for the thirteen weeks ended May 3, 2008 of $1.676 billion. Total merchandise sales declined 16% during the thirteen-week period. Merchandise sales in comparable stores declined 13%.

Gross Margin/Inventory

Gross margin from retail operations improved 150 basis points of sales during the thirteen weeks ended May 2, 2009 as a result of the Company’s successful inventory management efforts evidenced by lower inventory levels, decreased purchases and decreased markdown activity.

Gross margin from retail operations excludes the effect of CDI Contractors, LLC, ("CDI"), a wholly-owned subsidiary of the Company. Including the effect of CDI, gross margin improved 20 basis points of sales during the first quarter. The Company purchased the remaining 50% interest of CDI on August 29, 2008.

Advertising, Selling, Administrative and General Expenses

Advertising, selling, administrative and general ("operating expenses") expenses declined $66.6 million during the thirteen weeks ended May 2, 2009 primarily as a result of the Company's extensive expense reduction measures combined with recent store closures. Notable areas of savings during the first quarter of 2009 were payroll, services purchased, supplies and advertising. Management believes recent expense reduction initiatives combined with savings from store closures could produce an operating expense decline of as much as $200 million during the 2009 fiscal year.

Interest and Debt Expense/Note Repurchase

Net interest and debt expense declined $3.7 million for the thirteen weeks ended May 2, 2009 compared to the thirteen weeks ended May 3, 2008. During the thirteen weeks ended May 2, 2009, Dillard’s repurchased $5.0 million face amount of 9.125% notes maturing on August 1, 2011. As a result, a pretax gain of approximately $1.5 million ($0.9 million after tax or $0.01 per share) is included in interest and debt expense for the first quarter of 2009. Interest and debt expense was $18.4 million and $22.1 million during the thirteen weeks ended May 2, 2009 and May 3, 2008, respectively.

Credit Facility

Dillard’s maintains a $1.2 billion revolving credit facility with JPMorgan Chase Bank as the lead agent. The credit agreement expires on December 12, 2012, and there are no financial covenants under this facility provided its availability exceeds $100 million. As of May 2, 2009, short-term borrowings of $175 million and letters of credit totaling $91.3 million were outstanding under the revolving credit facility.

CDI Contractors, LLC.

Operating results for the thirteen weeks ended May 2, 2009 reflect the operations of CDI Contractors, LLC ("CDI"), a former equity method joint venture investment. The Company purchased the remaining 50% interest of CDI on August 29, 2008. The increase in accounts receivable from $9.0 million at May 3, 2008 to $70.4 million at May 2, 2009 is primarily due to the consolidation of CDI.

Store Information

During the thirteen weeks ended May 2, 2009 Dillard’s announced the upcoming closure of its Tullahoma, Tennessee location. The store is expected to close during the second quarter of 2009. Currently, Dillard's has identified four other locations for closure during 2009 and remains committed to closing under-performing stores where appropriate.

At May 2, 2009, the Company operated 306 Dillard's locations and 9 clearance centers spanning 29 states and an Internet store at www.dillards.com.

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Income (In Millions, Except Per Share Data)

	13-Week Period Ended

	May 2, 2009		May 3, 2008
		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$1,473.9	-	$1,675.6	-
Total revenues	1,505.3	102.1%	1,713.6 1	102.2%
Cost of sales	979.6	66.5	1,118.3	66.7
Advertising, selling, administrative and general expenses	414.3	28.1	480.9	28.7
Depreciation and amortization	65.5	4.4	72.1	4.3
Rentals	14.5	1.0	15.7	0.9
Interest and debt expense, net	18.4	1.2	22.1	1.3
Gain on disposal of assets	(0.1)	0.0	(0.1)	0.0
Asset impairment and store closing charges	-	0.0	0.9	0.1
Income before income taxes and equity in earnings of earnings of joint ventures	13.1	0.9	3.7	0.2
Income taxes	4.6		1.6
Equity in earnings of joint ventures	(0.8)	(0.1)	0.6	0.0
Net income	$7.7	0.5%	$2.7	0.2%

Basic earnings per share	$0.10		$0.04
Diluted earnings per share	$0.10		$0.04
Basic weighted average shares	73.6		75.2
Diluted weighted average shares	73.6		75.2

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In Millions)

	May 2,	May 3,
	2009	2008
Assets
Current Assets:
Cash and cash equivalents	$102.7	$84.0
Accounts receivable, net	70.4	9.0
Merchandise inventories	1,647.1	2,018.4
Federal income tax receivable	74.4	-
Other current assets	36.8	64.7
Total current assets	1,931.4	2,176.1

Property and equipment, net	2,918.5	3,182.3
Goodwill	-	31.9
Other assets	83.2	166.5

Total Assets	$4,933.1	$5,556.8

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$849.3	$957.5
Current portion of long-term debt and capital leases	27.3	103.0
Other short-term borrowings	175.0	300.0
Federal and state income taxes including current
deferred taxes	55.7	39.5
Total current liabilities	1,107.3	1,400.0

Long-term debt and capital leases	776.0	785.3
Other liabilities	221.7	219.9
Deferred income taxes	370.6	435.6
Guaranteed preferred beneficial interests in the
Company's subordinated debentures	200.0	200.0
Stockholders' equity	2,257.5	2,516.0

Total Liabilities and Stockholders' Equity	$4,933.1	$5,556.8

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (In Millions)

	13 Weeks Ended
	May 2, 2009	May 3, 2008
Operating activities:
Net income	$7.7	$2.7
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization of property and deferred financing cost	65.6	72.5
Gain on disposal of property and equipment	(0.1)	(0.1)
Asset impairment and store closing charges	-	0.9
Changes in operating assets and liabilities:
Decrease in accounts receivable	17.6	1.8
Increase in merchandise inventories and other current assets	(256.4)	(246.9)
Decrease in other assets	2.8	3.7
Increase in trade accounts payable and accrued expenses, other liabilities and income taxes	206.7	201.9
Net cash provided by operating activities	43.9	36.5
Investing activities:
Purchase of property and equipment	(4.8)	(46.8)
Proceeds from disposal of property and equipment	0.5	-
Net cash used in investing activities	(4.3)	(46.8)
Financing activities:
Principal payments on long-term debt and capital lease obligations	(5.8)	(96.6)
Cash dividends paid	(2.9)	(3.0)
(Decrease) increase in short-term borrowings	(25.0)	105.0
Net cash (used in) provided by financing activities	(33.7)	5.4
Increase (decrease) in cash and cash equivalents	5.9	(4.9)
Cash and cash equivalents, beginning of period	96.8	88.9
Cash and cash equivalents, end of period	$102.7	$84.0
Non-cash transactions:
Accrued capital expenditures	$5.0	$17.0
Stock awards	1.3	1.8

Other Information (In Millions)

	May 2,	May 3,
	2009	2008

Square footage	54.2	57.1
Capital expenditures
13 weeks ended	$9.8	$64.3

Estimates for 2009

The Company is updating the following estimates for certain financial statement items for the fiscal year ending January 30, 2010 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change – See “Forward-Looking Information.”

	In Millions
	2009	2008
	Estimated	Actual

Depreciation and amortization	$262	$284
Rental expense	56	61
Interest and debt expense, net	77	89
Capital expenditures	120	188

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in changes in prices and availability of oil and natural gas; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount, internet, and mail-order retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations or obtain credit; adequate and stable availability of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the fiscal year ended January 31, 2009, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard's, Inc.
Julie J. Bull, 501-376-5965